Exhibit 5.1

October 6, 2003

Board of Directors
ACE*COMM Corporation
704 Quince Orchard Road
Gaithersburg, MD 20878

Ladies and Gentlemen:

     We are acting as special counsel to ACE*COMM Corporation, a Maryland corporation (“ACE*COMM”), in connection with its registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed offering of shares of ACE*COMM’s common stock, par value $.01 per share, all of which shares (the “Shares”) are being offered by ACE*COMM in connection with its acquisition by merger of i3 Mobile, Inc., a Delaware corporation (“i3”), pursuant to the Agreement and Plan of Merger by and among ACE*COMM, Ace Acquisition Corporation and i3, dated as of September 12, 2003 (the “Merger Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	An executed copy of the Merger Agreement.

3.	The Articles of Incorporation of ACE*COMM, as certified by the State Department of Assessments and Taxation on September 25, 2003 and by the Secretary of ACE*COMM on the date hereof as being complete, accurate, and in effect (the “ACE*COMM Articles”).

4.	The Bylaws of ACE*COMM, as certified by the Secretary of ACE*COMM on the date hereof as being complete, accurate, and in effect.

5.	Resolutions of the Board of Directors of ACE*COMM adopted at a meeting held on September 2, 2003 as certified by the Secretary of ACE*COMM on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes,

ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Merger Agreement, and (iii) receipt by ACE*COMM of the consideration for the Shares specified in the Merger Agreement and the resolutions of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

     We note that the number of Shares to be issued in the i3 merger has not been fixed but will be fixed prior to effectiveness of the Registration Statement. ACE*COMM has advised us, and we assume for purposes of this opinion, that the number of Shares issued in the i3 merger will not exceed 5,115,804. In that event ACE*COMM would need to amend the ACE*COMM Articles, and we would need to render an additional or modified opinion at that time.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.

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